EXHIBIT 99.1

News Release

Federal Court Rules Bally Infringes IGT’s Bonusing Patents

(Reno, Nev.-- April 29, 2009) -- International Game Technology (NYSE: IGT) announced today that Judge Sue L. Robinson of the United States District Court for the District of Delaware ruled that Bally Technologies, Inc. (NYSE: BYI), and its affiliates Bally Gaming International, Inc. and Bally Gaming, Inc., infringed IGT’s U.S. Patent Nos. RE37, 885 (the “‘885 patent”) and RE38, 812 (the “‘812 patent”).  The court ruled that Bally’s “Power Rewards™” technology infringed claims 10, 33, and 46 of the ‘885 patent and claims 21 and 44 of the ‘812 patent, and that Bally’s “ACSC Power Winners™” infringed claims 10 and 46 of the ‘885 patent.  The court also granted IGT’s motion for summary judgment that the ‘885 and ‘812 patents are valid.

                In the same order, Judge Robinson denied Bally’s motion for a ruling that IGT’s U.S. Patent No. 6,431,983 (“the ‘983 patent”) is invalid but found that Bally’s “SDS Power Winners™” did not infringe the ‘885 patent and that Bally’s “Power Bank™” and “Power Promotions™” did not infringe the ‘983 patent.

                IGT filed this lawsuit against Bally in 2006. The lawsuit alleges that the infringement has taken place despite defendants’ knowledge that IGT’s patents cover the Bally Power Bonusing™ technology.  The lawsuit seeks monetary damages and an injunction.  IGT expects there will be a trial to assess damages following a period of related discovery.

                “We are pleased that the court has affirmed the validity of our patents and their infringement.  We believe strongly in the United States patent system and the need to protect our intellectual property and respect the valid intellectual property rights of others,” said Patti Hart, IGT’s President and Chief Executive Officer.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Statements in this release which are not historical facts are “forward looking” statements under the Private Securities Litigation Reform Act of 1995.  Although IGT believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed.  IGT’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties.  IGT does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

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News Release

Information on risks and factors that could affect IGT’s business and financial results are included in our public filings made with the Securities and Exchange Commission.

Contacts:

Craig Billings, VP Corporate Finance and Investor Relations

Patrick Cavanaugh, Executive Vice President and Chief Financial Officer

1-866-296-4232

© IGT. All rights reserved.